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                                                                 [LETTERHEAD]


Editorial Contact:
Mary Anne Carson
Assistant Vice President
Tel. (408) 458-4501 ext. 2012
Fax (408) 458-0460

FOR IMMEDIATE RELEASE

                       COAST BANCORP, HOLDING COMPANY FOR
                             COAST COMMERCIAL BANK
                              ANNOUNCES INCREASE
                               IN CASH DIVIDEND

Santa Cruz, California, January 28, 1997 -- Coast Bancorp (OTC: CTBP), parent company for Coast Commercial Bank, announced Monday that a $0.115 (eleven and a half cents) per share cash dividend be paid to shareholders of record as of February 13, 1997. The payable date of the dividend has been set for February 28, 1997. This is an 15% increase over the four quarterly dividends of $0.10 (ten cents) per share paid to shareholders during 1996. This is the fourth consecutive year that the company has increased its quarterly cash dividend to shareholders.

"The decision by the Board of Directors to increase our quarterly cash dividend is clearly reflective of our 1996 performance and punctuates the momentum we will strive to sustain throughout 1997," stated President and CEO, Harvey J. Nickelson.

Coast Bancorp recently posted record earnings for the 1996 operating year. Annual income for 1996 was $4,128,000 or $1.85 per share as compared to 1995 earnings of $3,149,000 or $1.38 per share. At December 31, 1996 total assets for Coast Bancorp were $237 million, total deposits were $185 million and total loans were $124 million. Over the same period in 1995, total assets increased by 14%, total deposits increased by 13% and net loans increased by 16%.

Based in Santa Cruz California as the only locally owned and operated community bank with headquarters in Santa Cruz, Coast Commercial Bank operates five branches located throughout the county in Santa Cruz, Aptos, Scotts Valley and Watsonville.